Code of Ethics

Date: February 2024

1.

Introduction

This Code of Ethics (the “Code”) is applicable to Impax Asset Management Group plc, Impax Asset Management Limited, Impax Asset Management (AIFM) Limited, Impax Asset Management LLC, Impax Asset Management (Hong Kong) Limited, Impax Asset Management (Ireland) Limited, Impax Asset Management Japan Limited  and the Impax US Funds (collectively, “Impax” or the “Group”), and has been adopted in accordance with the rules under the Investment Advisers Act of 1940 and the Investment Company Act of 1940.
[1]

Impax has an obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent:

●

conflicts of interest between employees and the Group or the Group’s clients;
●

the misuse of material, non-public information (“MNPI”); and
●

breach of fiduciary obligations to its clients.

Impax has established and maintains a standard of business conduct consistent with the firm’s fiduciary obligation to its clients. All employees of the Group are required to comply with the Code and the laws of their respective jurisdictions of employment.

Supervised Persons will receive a copy of the Code when hired and thereafter on an annual basis.  Supervised Persons are required to provide a written acknowledgement of receipt of the Code.  The written acknowledgement requirement can be satisfied by electronically attesting to having read and understood the Code via the ComplianceAlpha platform.

A Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions)
[2]
, or an employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the firm.

For the avoidance of doubt, contractors, consultants, and interns who will be with Impax for more than three-months are also deemed as Supervised Persons. Impax defines all Supervised Persons as Access Persons for purposes of the Code. Supervised/Access Persons are deemed to be subject to Impax’s supervision and control under the Code.

Supervised Persons are required to report to Compliance any violations of this Code of which they have knowledge.

1.1

Statement of Fiduciary Responsibility and Business Conduct

This Code is based on the overriding principle that Supervised Persons act as fiduciaries for the investments of clients of Impax and the shareholders in the Impax Funds
[3]
 (collectively, “Impax clients”).  Accordingly, Supervised Persons must conduct their business activities at all times in accordance with US federal securities laws (and local laws) and the following standards:

Clients and shareholders’ interests come first
-
In the course of fulfilling their duties and responsibilities, Supervised Persons must at all times place the interests of Impax clients first.  In particular, Supervised Persons must avoid serving their own personal interests ahead of the interests of Impax clients.

Conflicts of interest
-
Supervised Persons must seek to avoid any situation involving an actual or potential conflict of interest, including the declaration of any outside business activities, or possible impropriety with respect to their duties and responsibilities to Impax clients.  Supervised persons are required to disclose, in writing, any conflicts of interest upon commencement of employment and attest to this on an annual basis thereafter. Conflicts, actual or potential, should be disclosed to Compliance as soon as possible. To the extent that a conflict cannot be avoided reasonable steps are taken to mitigate any such conflict, including by making appropriate disclosures.

Compromising situations must be avoided
- Supervised Persons must not take advantage of their position of trust and responsibility at Impax.  Supervised Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interest of Impax clients.

The remainder of this Code sets forth specific rules and procedures which are consistent with the aforementioned fiduciary responsibilities and standards of business conduct.  Supervised Persons are required to report any violations of this Code to Compliance.

1.2

Unlawful Actions with Respect to Impax clients

No Supervised Person shall, directly or indirectly:

●

Employ any device, scheme or artifice to defraud a client;
●

Make to any client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to such client, in light of the circumstances under which they are made, not misleading;
●

Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client;
●

Engage in any manipulative practice with respect to a client; or
●

Take inappropriate advantage of their positions or information that they have received or to which they have access.

1.3

Gifts and Hospitality Policy

Conflicts of interest occur when personal interests interfere, or may appear to interfere, with Impax’s responsibilities to its clients.  Therefore, disclosure and/or pre-approval limits have been agreed by the Executive Committee to minimise the perception of bribery or corruption. You may be required to declare hospitality and gifts over a certain value in ComplianceAlpha.

Hospitality
	USA [4] US$	Ireland €	UK £	Hong Kong HK$	Japan JP¥
Not required to declare	<30	<25	<25	<250	<4000
Declare	See footnote 4	25-50	25-50	250-500	4000-8000
Approval required from line manager	N/A	50-100	50-100	500 -1000	8000-16k
Pre-approval required from line manager and Compliance	N/A	>100	>100	>1000	>16k
Note:
Attendance at sporting events, concerts or other similar hospitality are not permissible for employees in the UK. Irrespective of the cost, employees based in other jurisdictions must declare any sporting or concert related events.

Gifts
	USA US$	Ireland €	UK £	Hong Kong HK$	Japan JP¥
Not required to declare	<30	<25	<25	<250	<4000
Received or given: Approval required from line manager and Compliance	30-100	25-100	25-100	250-1000	4000-16k
Approval required from Chief Compliance Officer	>100	>100	>100	>1000	>16k

As charitable donations could be perceived as a bribe, donations made on behalf of Impax or reimbursed to the employee by Impax must also be declared in ComplianceAlpha.

Please refer to the Gifts and Hospitality Policy and Procedures, which can be found in the Policy Library, for more information in this regard.

1.4

Outside Business Activities

Outside Business Activities
 (“OBAs”) refers to any activity (whether paid or voluntary) that a Supervised Person may be engaged in outside of their employment with Impax, including, but not limited to, service as an officer, director, partner, employee, consultant or independent contractor with any for profit or non-profit organization. Upon joining the Firm employees are required to disclose all OBAs. Approval must be sought, via ComplianceAlpha, prior to engaging in a new OBA.

1.5

Insider Trading

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material non-public information or selectively to disclose such information to others who may trade based on that information. Violations of these provisions could result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the Group.  Although there are exceptions to these prohibitions, these exceptions are limited.

“Non-public”
information is any information that has not been disclosed generally to the marketplace.  Information received about a company that is not yet in general circulation should be considered non-public.  As a general rule, one should be able to evidence that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications, to show that the information is public.

“Material”
information is any detail about a company, or the market for the company’s securities, that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, such information could include earnings, dividend actions, mergers or acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labour negotiations, price changes or major marketing changes, government investigations, or significant litigation.

Material non-public information might be inadvertently disclosed to you by a company director, officer or employee.  It also might be disclosed to you by persons with business relationships with the company.  In such a case, you should immediately report the facts to Compliance for a decision regarding appropriate steps.

In addition, whenever you receive information about a company, you should refrain from trading while in possession of that information unless you first determine that the information is publicly available, or Compliance otherwise determines that it would be permissible to trade on the basis of such information.  You should also refrain from disclosing the information to others, such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reasons.  If you have any questions at all as to whether the information is material and non-public, you should consult Compliance.

Supervised Persons
should not make a determination of whether non-public information is material. Supervised Persons must contact Compliance with respect to such non-public information prior to engaging in any trading, recommended trading, or divulging of the information.

Supervised Persons shall not disclose any non-public information (whether or not it is material) relating to the Group or its securities transactions to any person outside Impax, unless such disclosure has been authorized by Impax.  Material, non-public information should be kept confidential and may not be communicated to any person except members of the Boards of Directors of Impax legal entities, the Compliance or Legal departments or other firm employees who a Board of Directors or Chief Compliance Officer determines need such information to carry out their professional responsibilities.  Such person must treat the information confidentially and the information must be secured.

2.

 Compliance Procedures

2.1

Trading Pre-clearance

The following pre-clearance policies and procedures have been established to aid all Supervised Persons in their duty to detect and prevent insider trading.  Furthermore, the procedures will help ensure that Supervised Persons do not unknowingly engage in trading practices that appear to be abusive or unethical.

Note: Employees based in Japan should read the Code in conjunction with the Impax Asset Management Japan Limited Personal Account Dealing Policy
.

Pre-Clearance.
 All Supervised Persons must obtain clearance prior to effecting any Covered Security transaction for any account in which they, their family members (including spouse/partner (whether or not recognized by law), minor children, related adults living in the same household of the Supervised Person), or trust for which they are trustees, or for which they have a beneficial interest are parties. Pre-clearance is also required for any account(s) a Supervised Person manages/advises on the behalf of others (collectively, “Related Persons”).

Requests for Pre-Clearance.
  All requests for pre-clearance must be made electronically to meet record keeping requirements. All clearance or denial of clearance decisions will be delivered electronically.  Trade requests will be addressed by Compliance in a reasonable amount of time.  Supervised Persons should not expect immediate or same day response to trade clearance requests and should plan accordingly. Supervised Persons must not enquire as to why requests are not approved, which are confidential and not disclosed.

Trade requests would be denied if the security:

•

Has been held for less than 30 days (6 months for employees in Japan)
•

May be traded or recommended for trade to Impax clients in the next 2 business days
•

Is on the restricted/watch list

Vesting shares:
Reach out to Compliance, in advance, if you and/or your related person intend to sell non-Impax related vested shares.

72/48 Hour Rule.
 Clearance will be effective for a period not longer than 72 hours (i.e., 3 business days). Nonetheless, all efforts should be made to execute the trade when pre-clearance is granted. Clearance to trade, however, will not be granted if Impax traded or intends to trade a security on behalf of any client within a 48-hour period before or after clearance is requested. Intention to trade may be indicated by a recommendation by Impax investment team that a security be traded on behalf of a client, or a pending order on the Impax trade blotter.  However, the 48-hour blackout period will not be applicable to large cap stocks where the trade would have no influence/impact.

Short Term Trading.
 Supervised Persons are prohibited from transacting in the opposite direction of the same security, in the same account, within 30 calendar days of the initial purchase or sale.  In limited instances, such as personal financial emergency, exceptions may be granted by Compliance.  This Short-Term Trading prohibition shall be administered on a “First In First Out” basis.

Exceptions to Pre-Clearance Requirements.
  Purchases or sales of Covered Securities that are non-discretionary on the part of the Supervised Person do not require pre-clearance.  Examples include:

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Mergers, recapitalizations, or similar transactions;
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The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
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Exercise of an option or a single transaction to satisfy an option obligation, as long as the original option transaction was properly pre-cleared;
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Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
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Regularly scheduled and matching contributions to and withdrawals from a mutual fund or collective trust in a benefit plan;
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Pension arrangements where you do not have investment discretion and where you are not permitted to invest directly in securities (note transactions in private self-invested pension plans must be pre-cleared);
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Periodic purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the transactions are not subject to the discretion of the buyer or seller;
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Acquisition of securities by gift or inheritance, although transactions in such securities after their acquisition are covered;
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Bona fide gifts of securities by you, unless you have reason to believe the recipient intends to sell the securities while possessing Material Non-Public Information;
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Acceptance or vesting and any related stock withholding of stock options, restricted stock, restricted stock units, phantom stock units, or other grants issued under incentive compensation plans;
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Rebalancing or changes in allocation to a Savings Plan (e.g., 401(k) plan) except in the case of security transactions in a self-directed brokerage account or other similar structure within the aforementioned plan; and
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Standard automatic investments in Impax managed funds (e.g., on a bi-monthly/monthly basis purchases of Impax fund shares are automatically executed).
[5]

Note:  Pre-clearance request for dealing in Impax Asset Management Group plc shares (i.e., IPX) is not granted via ComplianceAlpha.  Please refer to Impax Asset Management Group plc Share Dealing Code, which can be found on MyImpax.

Confidentiality.
  Requests for clearance will be kept confidential by Compliance; however, depending on the transaction, information may be shared on a need-to-know basis only.

Certain high-risk trading activities, if used in a Supervised Person’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions.  Examples of such activities include short sales of common stock and trading in derivative instruments.

Supervised Persons should understand that short sales and trading in derivative instruments involve special risks, including risks that subsequent trading could be prohibited.  For example, if Impax becomes aware of material, non-public information about the issuer of the underlying securities, employees may find themselves “frozen” in a position in a derivative security or short position.  Impax will not bear any losses resulting in personal accounts as a consequence of the implementation of this policy.

2.2

Reporting Requirements for Supervised Persons

To ensure that Supervised Persons do not engage in abusive or unethical trading practices, each Supervised Person and his/her Related Persons will submit to Compliance a complete list of all Covered Security holdings and transactions (excluding cash and physical assets such as property) beneficially held, directly or indirectly. Transactions over which such a person does not have any direct or indirect control should not be included, so long as the identity of the account (i.e., account name, number and broker) is disclosed to Compliance, along with evidence to substantiate the account’s independence.

Initial Holdings Report
– Each Supervised Person must file an Initial Holdings Report with Compliance within ten (10) calendar days of becoming a Supervised Person.

The Initial Holdings Report shall include:

●

The title and type of security, as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security held, unless otherwise exempt by this Code, in which the Supervised Person had any direct or indirect beneficial ownership when the person became a Supervised Person.
●

The name of any broker, dealer or bank with whom the Supervised Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person as of the date the person became a Supervised Person; and
●

The date that the report was submitted by the Supervised Person.

Note: The information in the Initial Holdings Report must be no older than 45 days prior to becoming a Supervised Person.  Account statements may be utilized to satisfy the above requirements.

Quarterly Transaction Report
– Each Supervised Person must file a completed Quarterly Transaction Report with Compliance within thirty (30) days after the end of the calendar quarter in which the transactions to which the report relates were effected.
The Quarterly Transaction Report shall include:

●

The date of the transaction, the title, as applicable the exchange ticker symbol or CUSIP number, the interest rate, and maturity date (if applicable), the number of shares and the principal amount of each security;
●

The nature of the transaction (i.e., purchase sale, etc);
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The price of the security at which the transaction was effected;
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The name of the broker, dealer or bank with or through which the transaction was effected; and
●

The date on which the Report was submitted by the Supervised Person.

Annual Holdings Report
– Annually, each Supervised Person must file a completed Annual Holdings Report with Compliance.  This report must be current as of no more than forty-five (45) days before the submission of the report, which shall be no later than 14th February each year.

The Annual Holdings Report shall include:

●

The title and number of shares (to equity securities) and principal amount (for debt securities) of each Covered Security in which the Supervised Person had any direct or indirect beneficial ownership;
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The name of any broker, dealer or bank in which the Supervised Person maintains an account where securities are held in the direct or indirect benefit of the Supervised Person; and
●

The date that the report was submitted by the Supervised Person.

The above reports are issued and submitted via the ComplianceAlpha platform.

2.3

Supervised Persons
with no Broker Feed

In order to ensure that the provisions of this Code are observed, where a broker account is maintained but a broker feed has not been established, the Supervised Person must:

•

Direct their broker, dealer, transfer agent, or bank to supply Compliance, on a timely and confidential basis, duplicate copies of monthly statements for all Covered Securities, via email at ComplianceOversight@impaxam.com.
•

Where applicable, create a Transaction in ComplianceAlpha of the executed trade, as soon as practical (i.e., by end of day) and attach the confirmation statement to evidence the executed transaction; and
•

Attach their monthly brokerage statements to their Quarterly Transaction Report attestation.

Repeated failure to comply with the above, and in a timely manner, may be deemed as a breach of this Code.

3.

Prohibited Transactions for Supervised Persons

No Supervised Person shall engage in any act, practice or course of conduct, which would violate the provisions of any applicable federal securities law, such as:
●

Disclose to other persons the securities activities engaged in or contemplated for any Impax client
●

Directly or indirectly acquire any beneficial interest in securities in an initial public offering (“IPO”) or in a private placement without prior, documented approval from Compliance
●

Make any purchase or sale including a “put” or “call” or a short sale of a security, in anticipation of its being approved for purchase or sale by any Impax client
●

Execute a principal or cross trade with a client of Impax
●

Sell short any security recommended by Impax for purchase
●

Execute a transaction in a “covered security” without pre-clearance

Note: As Contract For Differences (“CFD”) trading is not permitted in some jurisdictions, trading in CFDs is prohibited globally. Spread betting and limit orders are also not permitted.

The prohibitions of this Section 3 shall not apply to:

●

Purchases or sales effected in any account/securities over which the Supervised Person has no direct or indirect influence or control
●

Purchases or sales which are non-discretionary on the part of either the Supervised Person or the Trust
●

Purchases which are part of an automatic investment plan
●

Purchases affected upon the exercise of rights issued by an issuer pro-rata to all holders of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.

Communications

Approved communication applications
- All business-related work MUST be done on and/or communicated via Impax devices (i.e., work laptops, work email, Microsoft Teams and/or Bloomberg IB).
Business issued mobile devices -
Supervised Persons issued with a business mobile device must only use carrier calls and SMS (not iMessage) to communicate for business purposes on those devices.
5.

Sanctions

All Supervised Persons of Impax are required to promptly report any violations of this Code of Ethics to Compliance. Breaches of the Code of Ethics will be escalated to the Compliance Committee and the Conduct Committee. The Conduct Committee may take disciplinary action against employees, including financial penalties, such as a reduction of bonus, or suspension or termination of employment. Breaches of the Code of Ethics and Disciplinary Action may be reported to relevant regulator(s) and may be disclosed to future employers when requesting a reference from Impax.

6.

Material Holdings

Impax clients will not acquire or hold securities of which the Impax Funds’ officers, directors or employees hold a material amount.  Holdings of ten percent (10%) or more will be construed as material holdings.

7.

Reporting

No less frequently than annually, Compliance will furnish to the Impax US Funds’ Boards, and the Boards must consider, a written report that, (1) describes any issues arising under the Code of Ethics or procedures since the last report to the Funds’ Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and any sanctions imposed in response to the material violations; and, (2) certifies that the Impax US Funds and the Funds’ Adviser have adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code of Ethics.

8.

Definitions

Access Person
– Any Supervised Person.
[6]

Beneficial Ownership
– Shall be defined and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder.  In general terms, beneficial ownership includes situations where the “access person” has the right to enjoy some economic benefit from the ownership of the security regardless of who is the registered owner.  This includes:

●

Securities held by a member of the “access person’s” immediate family
[7]
 sharing the same household, including adoptive relationships and any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.
●

Securities held by the partnership or limited partnership of which the “access person” is a general partner.
●

Securities held in trust in which the “access person” has an interest.
●

Securities that the “access person” has a right to acquire through the exercise or conversion of any derivative security, whether or not presently exercisable.

Compliance
– The global Compliance Department at Impax.

Control
– The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  There is a presumption of control on the part of any person who owns beneficially twenty-five percent (25%) of the voting securities of the company.

Covered Securities
– A security as defined in section 2(a)(36) of the Investment Company Act of 1940.  Securities subject to the pre-clearance requirement include:

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Any note/bond or other forms of securitized debt, including depositary receipts in respect of such securities;
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Stock/shares in companies and other securities equivalent to shares in companies, partnerships or other entities, and depositary receipts in respect of shares;
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Investment funds or products managed by Impax;
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Close ended funds;
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Investment trusts (e.g., those traded on the London Stock Exchange);
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Initial Public Offering (IPO);
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Private placements (including Crowdfunding investments where the employee has discretion);
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Private funds, limited partnerships, unregulated collective investment schemes and similar vehicles;
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Limited offerings;
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Treasury stocks;
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Options for hedging purposes only (options on individual securities are prohibited);
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Futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, emission allowances, or other derivative instruments, financial indices or financial measures which may be settled physically or in cash;
●

Evidence of indebtedness (including promissory note);
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Direct investments in any Impax Funds (i.e., Impax US Funds, Impax Irish Funds and/or Impax Private Funds); or
●

Shares of a mutual fund which the Supervised Person advises or sub-advises and shares of any mutual fund advised by an affiliate of Impax if under common control.

The following are not Covered Securities and are exempt from the reporting requirement:

●

Any securities held in accounts over which Impax and the individual have no direct or indirect influence or control (Compliance will require that Supervised Persons provide information to substantiate independence);
●

Direct government obligations (excluding those governments on sanction lists);
●

Certain Money Market Instruments;
●

Share of open-end investment companies (excluding the Impax US Funds and the Impax Irish Funds).

Policy Control:

POLICY OWNER:	John Bastow (Chief Compliance Officer, Europe & Asia-Pacific) John Boese (Chief Compliance Officer, North America)
ADDITIONAL REVIEWERS:	Compliance Committee; Compliance Oversight
EFFECTIVE DATE:	February 2024
NEXT REVIEW DATE:	January 2025

[1]
Both Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940 require a written Code of Ethics.  This Code of Ethics combines both rules into a single document for better ease of use and understanding.
[2]
The Code does not apply to Non-Executive Directors.
[3]
Impax Funds includes the Impax US Funds, Impax Irish Funds, and the Impax Private Funds
.
[4]
US employees only need to declare hospitality received. Hospitality must not be lavish or excessive.
[5]
Pre-clearance is required if you or a related person are directing the transaction.
[6]
Rule 17j-1 under the Investment Company Act defines Access Person to be:
(i) Any advisory person of a Fund or of a Fund’s adviser.  If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser.  All of the Fund’s directors, officers, and general partners are presumed to by Access Persons of the Fund.
(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.
Rule 204A-1 under the Investment Advisers Act defines an Access Person to be:
(i) Any supervised persons:
a. Who have access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or
b. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.
[7]
The term “immediate” family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.